UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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SL GREEN REALTY CORP.
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May 28, 2015

Ms. Kathryn Cohen

ISS Proxy Advisory Services

702 King Farm Boulevard, Suite 400

Rockville, MD 20850

Re:  ISS Review of SL Green 2015 Proxy

Dear Ms. Cohen:

I would like to take this opportunity to address the conclusions in the ISS report issued on May 22, 2015, regarding SL Green Realty Corp. (“us,” “SLG” or the “Company”).

We take strong exception to the recently issued ISS recommendation regarding the advisory vote on executive compensation, or say-on-pay proposal, at our 2015 annual meeting and ask that you reconsider your position.  We believe that the qualitative analysis that appeared to lead to your recommendation (i) failed to appropriately account for our superior performance and the strong alignment between our performance and our CEO’s compensation as evidenced by the results of your own quantitative analysis, (ii) utilized a “peer group” that is not truly representative of our peers in assessing our CEO’s compensation and (iii) misunderstood and mischaracterized important aspects of our 2014 executive compensation.

ISS recognized the strong alignment between our performance and our CEO’s compensation.

We were pleased that ISS recognized the strong alignment between our performance and our CEO’s compensation, providing SLG with the best possible rating (i.e., “low concern”) following ISS’s initial quantitative screens measuring pay-for-performance. As illustrated in our proxy statement, based on our total return to stockholders, or TRS, we have significantly outperformed general US REIT indices, US office REIT indices and the S&P 500 during each of the one-, three-, five-, ten- and fifteen-year periods ended December 31, 2014. We have been able to generate these returns while having a general and administrative expense well below the average and median of comparable peers within our New York City peer group, tested both as a percentage of total assets and as a percentage of total revenues. Our superior performance is a testament to the success of our executive compensation programs and the strong alignment with our stockholders that these programs create.

We believe that your analysis needs to place greater emphasis on the outstanding short-term and long-term performance of SLG. Your voting recommendation places far too much weight on a flawed, subjective analysis of a few aspects of our executive compensation.

ISS’s qualitative analysis resulting in its voting recommendation is flawed and should be reconsidered.

ISS’s qualitative analysis, in our view, misses the big picture. ISS recognizes that “[t]he company has produced strong shareholder returns and consistently outperformed peers and the markets generally over both the short- and long-term.” ISS also recognizes the strong alignment between our performance and our CEO’s compensation based on ISS’s initial quantitative screens measuring pay-for-performance. Nevertheless, ISS recommends that stockholders vote against our advisory vote on executive compensation primarily because not all of our incentive compensation is strictly tied in a formulaic manner to pre-established goals. As an overall matter, we believe the strong alignment between our performance and our CEO’s compensation demonstrates that our Compensation Committee has made appropriate decisions with respect to compensation that is not tied in a formulaic manner to pre-established goals. Furthermore, the vast majority of our CEO’s compensation in fact is now tied in a formulaic manner to pre-established goals, including (i) all awards under our outperformance plans, (ii) all equity awards to be made pursuant to his employment agreement and (iii) 75% of his annual cash bonus opportunity. As a result, we believe ISS’s qualitative analysis should be revisited. We are particularly frustrated that the primary concerns raised in ISS’s qualitative analysis were not identified, nor were any other concerns identified, by ISS when we met with its research team representatives in late 2014 as part of our stockholder outreach and, in fact, these representatives were complimentary of the changes that we had made to our executive compensation programs.

ISS utilizes a “peer group” that is not truly representative of our peers.

We believe the “peer group” ISS uses to analyze our CEO’s compensation is not truly representative of our peers because the data used by ISS comes from a broad range of non-New York REITs and other financial companies whose only similarity to the company is revenues and equity market capitalization. As described in our proxy statement, our Compensation Committee has carefully constructed a peer group based on the guiding principle that our compensation peer group should primarily consist of companies in the same business line as the Company (primarily office and finance), and be located and operating within New York City. For a majority of the peer group utilized by ISS, ISS has substituted companies that are not located in New York and/or are not primarily focused on the same real estate asset class or, in some cases, real estate at all. Examples of these companies include Waddell & Reed Financial, Inc., Eaton Vance Corp., Legg Mason, Inc., SEI Investments Company, and Affiliated Managers Group, Inc., among others. ISS’s analysis appears to be influenced significantly by its comparison of our CEO’s compensation to the median of this “peer group.” We believe this is a fundamental flaw in ISS’s analysis, and that ISS should utilize a more truly representative peer group in its analysis.

ISS’s report mischaracterizes the structure of the equity awards granted under the CEO’s employment agreement.

ISS badly mischaracterizes a feature of our amended employment agreements by labeling it as a “retesting.” As our proxy statement makes clear, the vesting of the future equity awards to be granted each year under our CEO’s employment agreement is based on the achievement of financial performance goals either during the year in question or on a cumulative basis from the first year of the award through the end of a subsequent year during the term of the agreement. The feature ISS mischaracterizes, which allows awards to be earned based on cumulative performance over the full term of the contract, we view as a highly effective method of aligning our CEO compensation with our long-term view of TRS and FFO. It is far from running counter to a “key tenet of a pay-for-performance philosophy.” To establish annual TRS and FFO performance hurdles in advance for a three-year period and then require each year to stand completely on its own would subject the awards to short-term market conditions and disincentivize the types of long-term strategic and business decisions that have translated to exceptional, sustained growth for the Company. We believe that the characterization of the vesting structure of these awards as “retesting” is misleading and fails to recognize the alignment with long-term value creation that this structure creates.

Additional LTIP unit awards in 2014 appropriately rewarded stock price appreciation.

As noted in our proxy statement, the Company experienced strong continued stock price appreciation during the three-year performance period under our 2011 Outperformance Plan, which exceeded the level needed to achieve maximum performance under the plan.  In recognition of that achievement, our Compensation Committee granted additional LTIP units to substantially all of the participants in the plan. The structure of our 2011 Outperformance Plan inadvertently created a disincentive for continued stock price appreciation above the level needed to achieve maximum performance under the plan. This disincentive resulted from the fact that such continued stock price appreciation reduced the number of LTIP units that were earned. The additional LTIP units that were granted mitigated this disincentive, and merely rewarded plan participants for the Company’s tremendous success during the performance period. It is important to note, as we did in our proxy statement, that in order to further incentivize our management team, we also subjected these additional LTIP unit awards to the achievement of robust additional performance hurdles based on our future TRS and FFO performance over a three-year vesting period.

ISS’s conclusion that 2014 voting results indicate “significant shareholder concerns regarding the company’s compensation program” fails to take into account the influence of ISS’s prior recommendation.

We believe that a significant percentage of our institutional investors have policies in place to either automatically follow ISS’s recommendations on say-on-pay proposals or only depart from ISS’s recommendations in very limited circumstances. As a result, among stockholders who more critically evaluate their voting decisions themselves and make their voting decisions using a more holistic perspective, we received much greater support for our say-on-pay proposal at our 2014 annual meeting than the overall percentage of stockholders who voted in favor of this proposal. In light of these voting dynamics, we believe that ISS’s conclusion that our 2014 voting results indicate “significant shareholder concerns regarding the company’s compensation program” is misleading. In fact, in light of ISS’s recommendation against our say-on-pay proposal last year and these voting dynamics, we believe that the results of our say-on-pay proposal at our 2014 annual meeting indicate strong stockholder support for our executive compensation.

Any assessment of pay-for-performance should be evaluated in a manner consistent with two key fundamental measures: (i) level of performance and (ii) the amount of compensation expended to generate the performance.  SL Green has greatly exceeded peer group returns over the short term and long term, while also achieving the best possible overall rating (i.e., low concern) on ISS’s own objective test. Those results confirm the Company’s strong pay-for-performance alignment.  We would ask you to reconsider your recommendation regarding the say-on-pay proposal at our 2015 annual meeting.  We strongly believe a “FOR” recommendation by ISS on this proposal is warranted.  The company welcomes the opportunity to directly discuss this with you.  Thank you for your consideration.

Sincerely yours,

/s/ John H. Alschuler

John H. Alschuler
Chairman, Compensation Committee